Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS FOURTH QUARTER AND YEAR-END RESULTS

NAPLES, FLORIDA (February 22, 2007) Health Management Associates, Inc. (NYSE: HMA) (“HMA” or the “Company”) announced today that revenue from continuing operations for the fourth quarter ended December 31, 2006 was $1,052.7 million, up 14.8% from $917.2 million for the same period a year ago. Excluding a $14.7 million insurance related gain and a $200.0 million bad debt reserve adjustment previously reported on January 17, 2007, EBITDA from continuing operations for the fourth quarter was $191.0 million, up 12.3%, compared to $170.1 million in the same quarter a year ago, and diluted earnings per share from continuing operations would have been $0.29 compared to $0.31 for the same quarter a year ago. Admissions and surgeries from continuing operations for the fourth quarter grew 6.4% and 6.5%, respectively, compared to the same quarter a year ago. EBITDA is not a GAAP measure, and a table which reconciles income from continuing operations to EBITDA and provides a definition of EBITDA follows the financial statements included with this press release.

Including the insurance gain and the bad debt reserve adjustments, HMA’s net loss and loss per diluted share for the fourth quarter ended December 31, 2006 were $(56.2) million and $(0.23), respectively, compared to net income of $75.5 million and earnings per diluted share of $0.31 in the same quarter a year ago. Relative to the same quarter a year ago, HMA’s continuing results for the fourth quarter ended December 31, 2006, include approximately $0.50 diluted earnings per share of additional bad debt expense related to a modification of HMA’s bad debt reserve policy, approximately $0.04 per diluted share of additional interest due to the January 2006 repurchase of HMA’s 2022 convertible notes, the successful implementation of an August 2006 modification of HMA’s 2023 convertible notes, and borrowings outstanding under HMA’s line of credit during 2006 that were subject to higher interest rates, and $0.04 per diluted share positive impact from insurance recoveries related to Hurricane Katrina’s impact on Biloxi Regional Medical Center in August 2005.

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Health Management Associates, Inc./Page 2

Net operating revenue from continuing operations at hospitals owned and operated by HMA for one year or more, referred to as same hospitals, increased 6.1% during the fourth quarter compared to the same quarter a year ago. Compared to the same quarter a year ago, same hospital admissions from continuing operations increased 1.4%, and same hospital adjusted admissions from continuing operations increased 2.5%. Net revenue per adjusted admission at HMA’s continuing same hospitals increased 3.5%, and hospital emergency room visits and surgeries from continuing operations increased 3.8% and 1.9%, respectively, during the fourth quarter compared to the same quarter a year ago.

As shown in the table included with this press release, HMA’s same hospital EBITDA from continuing operations increased approximately 7.0%, or $13.2 million, to $201.8 million for the fourth quarter, compared to the same quarter a year ago. Same hospital EBITDA for the fourth quarter ended December 31, 2005 included approximately $5.0 million of business interruption insurance proceeds related to Hurricane Katrina’s impact on Biloxi Regional Medical Center. HMA’s same hospital EBITDA margins from continuing operations increased 20 basis points for the fourth quarter to 20.9% compared to 20.7% in the quarter a year ago, excluding the bad debt reserve adjustment. For the fourth quarter, cash flow from continuing operating activities was $94.6 million, which includes cash interest and cash tax payments aggregating $75.8 million.

During the fourth quarter, the results from HMA’s Williamson Memorial Hospital, located in Williamson, West Virginia, Southwest Regional Medical Center, located in Little Rock, Arkansas, and Summit Medical Center, located in Van Buren, Arkansas, were accounted for as assets held-for-sale and prior periods have been reclassified. After-tax losses from assets held-for-sale, which include a $15.0 million pre-tax asset impairment during the period, totaled $14.0 million during the fourth quarter.

Net operating revenue for the year ended December 31, 2006, was approximately $4.1 billion, a 12.7% increase compared to approximately $3.6 billion for the year ended December 31, 2005. Excluding insurance and fixed asset related gains and the bad debt reserve adjustment, EBITDA from continuing operations for the year was $732.7 million, down 0.2%, compared to $734.0 million for the prior year, and diluted earnings per share from continuing operations for 2006 would have been $1.24 compared to $1.41 for the prior year. Admissions and surgeries from continuing operations for the year grew 4.9% and 6.1%, respectively, compared to the prior year. Including the insurance and fixed asset related gain and the bad debt reserve adjustment, earnings per diluted share and net income for the year were $0.75 and $182.7 million, respectively, compared with $1.41 and $349.9 million, respectively, for the prior year.

The industry, including HMA, has experienced continued growth in self-pay volumes. As previously announced on January 17, 2007, HMA recently completed an analysis of cash collections which it commenced approximately one year following a bad debt policy modification in June 2005. Based on the results of the cash collection analysis, HMA recorded $200.0 million, or approximately $0.50 per diluted share, of additional bad debt expense from continuing operations as an additional reserve for self-pay receivables during the fourth quarter ended December 31, 2006. Going forward, HMA will now begin reserving a significant portion of self-pay accounts as of the date of service, consistent with emerging industry practices.

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Health Management Associates, Inc./Page 3

Beginning in the first quarter of 2007, HMA will discount gross billing charges to uninsured patients for non-elective procedures up to 60 percent. HMA does not expect the result of this uninsured policy change to significantly affect the Company’s operating income, as it expects reduced revenues from uninsured patients will be offset by anticipated reduced bad debt expense. HMA’s new discount policy is a result of its recent settlement of class action litigation that challenged the amounts its hospitals charged for medical services to uninsured patients.

Without the bad debt reserve adjustment, bad debt expense from continuing operations, as a percentage of net operating revenue, for the fourth quarter would have been 9.8% compared with 8.7% in the same period a year ago. HMA’s charity care/indigent write offs were 3.9% of gross revenue for the fourth quarter compared to 4.6% in the same quarter a year ago. On a continuing same hospital basis, uninsured admissions as a percentage of total admissions were approximately 7.8%, sequentially, for both the fourth quarter ended December 31, 2006 and the third quarter ended September 30, 2006.

Days sales outstanding from continuing operations, or DSOs, were 53 days as of December 31, 2006, compared to 68 days as of December 31, 2005. Excluding the $200.0 million additional bad debt reserve, HMA’s DSOs would have been 70 days as of December 31, 2006.

As previously announced on January 17, 2007, HMA intends to recapitalize its balance sheet through the issuance of $3.25 billion of new senior secured credit facilities, including the refinancing of amounts outstanding under the Company’s current revolving line of credit. As part of the recapitalization, HMA will return approximately $2.4 billion to shareholders through a $10.00 per share one-time, special cash dividend. The special dividend is payable on March 1, 2007 to shareholders of record on February 27, 2007 who continue to hold their shares on March 1, 2007. HMA’s common stock will start trading on the ex-dividend basis beginning on March 2, 2007, the date after the payment date, in accordance with NYSE listing rules for a special dividend of this nature. The special dividend is expected to be a qualified taxable dividend with no return of capital component. In light of the $10.00 per share dividend being paid to shareholders, the Company’s regular dividend will be suspended indefinitely. The suspension reflects a strategic reallocation of cash flow to fund future operational objectives and to de-leverage the balance sheet.

“HMA is taking important steps to create value in a difficult industry environment,” said Joseph V. Vumbacco, HMA’s Chief Executive Officer and Vice Chairman. “In particular, we continue to pursue the operational strategy that has resulted in consistently strong results for HMA over many years. Our management team has a renewed focus on improving our hospital operations, including maintaining our efficient cost structure, further improving our relationships with physicians in our communities and working with those physicians to continue identifying new ways to further improve quality of patient care. At the same time we are in the process of implementing a major recapitalization that is designed to reduce our cost of capital and deliver immediate value to shareholders while enabling them to participate in the Company’s future growth. We believe there are many attractive opportunities upon which HMA can build, and we look forward to capitalizing on these opportunities to create value for all our stakeholders.”

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Health Management Associates, Inc./Page 4

On January 23, 2007, HMA completed a transaction giving local physicians and HMA joint ownership of Riverview Regional Medical Center, HMA’s 281-bed hospital located in Gadsden, Alabama. Fifty-one physicians now own an interest in the hospital and participate in its governance. HMA continues to own a majority interest of the hospital and to manage its day-to-day operations on behalf of the joint venture. This transaction arises from HMA’s core operating objective to enhance its relationships with physicians, which HMA is doing by collaborating operationally, and in some select cases financially, to the mutual benefit of physicians, patients, communities, and its hospitals.

On February 5, 2007, HMA’s new 100-bed Physicians Regional Medical Center – Collier Boulevard, located in Naples, Florida, opened its doors and began seeing patients. The state-of-the-art de novo hospital provides general acute care hospital services to the residents of East Naples and southern Collier County, and provides all private rooms, spacious surgical suites, a 64-slice CT scanner and a separate 14-bed women’s center. Combined with the existing Physicians Regional Medical Center – Pine Ridge, the two hospitals form the Physicians Regional Health System, and are delivering high quality health care to all of Collier County and the surrounding region.

As previously announced on July 24, 2006, HMA entered into a definitive agreement to sell three acute care hospitals to Shiloh Health Services, Inc., a Nevada corporation. The three hospitals to be sold included the 79-bed Southwest Regional Medical Center located in Little Rock, Arkansas, the 103-bed Summit Medical Center, located in Van Buren, Arkansas, and the 76-bed Williamson Memorial Hospital, located in Williamson, West Virginia. HMA now intends to amend this agreement to transact the sale of Williamson Memorial and Summit Medical Center, and complete the transaction by March 31, 2007. HMA will continue to classify Southwest Regional Medical Center as an asset-held-for-sale.

HMA’s senior management team will discuss HMA’s fourth quarter and year end performance in greater detail on a live conference call and audio webcast later this afternoon. All interested investors are invited to access the webcast at 12:30 p.m. ET, via HMA’s website located at www.hma-corp.com or via www.streetevents.com or join the conference call by dialing 877-476-3476. A copy of the audio webcast, along with any related information that HMA may be required to provide pursuant to Securities and Exchange Commission rules, will be archived on HMA’s website under the heading “Investor Relations.”

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. Upon completion of the divestiture of the three hospitals, HMA will operate 58 hospitals in 14 states with approximately 8,400 licensed beds.

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Health Management Associates, Inc./Page 5

All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, debt structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables follow)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Net operating revenue	$1,052,733	$917,186	$4,056,599	$3,599,177

Operating expenses:
Salaries and benefits	433,107	366,437	1,629,607	1,408,894
Supplies	132,236	126,065	546,737	502,737
Provision for doubtful accounts	302,819	79,733	569,541	319,966
Depreciation and amortization	53,158	40,646	188,214	156,792
Rent expense	16,947	18,555	78,459	72,360
Other operating expenses	176,733	155,932	697,472	593,627

Total operating expenses	1,115,000	787,368	3,710,030	3,054,376

Income (loss) from operations	(62,267)	129,818	346,569	544,801

Other income (expense):
Gains on sales of assets & insurance recoveries, net	14,702	(7)	16,540	34,125
Interest expense	(20,846)	(4,225)	(51,297)	(13,917)
Refinancing and debt modification costs	—	—	(7,602)	—

Income (loss) from continuing operations before minority interest and income taxes	(68,411)	125,586	304,210	565,009
Minority interests in earnings of consolidated entities	133	(401)	(2,037)	(2,865)

Income (loss) from continuing operations before income taxes	(68,278)	125,185	302,173	562,144
Provision for income taxes	26,057	(48,679)	(117,107)	(211,188)

Income (loss) from continuing operations	(42,221)	76,506	185,066	350,956
Loss from discontinued operations, including a gain on disposal in 2006, net of income taxes	(13,984)	(965)	(2,317)	(1,090)

Net income (loss)	$(56,205)	$75,541	$182,749	$349,866

Earnings (loss) per share:
Basic net income (loss) per share:
Continuing operations	$(0.17)	$0.31	$0.77	$1.43
Discontinued operations	(0.06)	—	(0.01)	—

Basic net income (loss) per share	$(0.23)	$0.31	$0.76	$1.43

Diluted net income (loss) per share:
Continuing operations	$(0.17)	$0.31	$0.76	$1.41
Discontinued operations	(0.06)	—	(0.01)	—

Diluted net income (loss) per share	$(0.23)	$0.31	$0.75	$1.41

Weighted average number of shares outstanding:
Basic shares outstanding	240,759	240,964	240,723	244,901
Add: Employee stock options	—	3,727	2,611	3,669
Convertible debt	—	6	6	6

Diluted shares outstanding	240,759	244,697	243,340	248,576

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED CASH FLOWS

(unaudited, in thousands)

	Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$182,749	$349,866
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	188,214	156,792
Provision for doubtful accounts	569,541	319,966
Stock-based compensation expense	18,330	6,709
Minority interests in earnings of consolidated entities	2,037	2,865
Gains on sales of assets and insurance recoveries, net	(16,540)	(34,125)
Write-off of deferred financing costs	4,628	—
Non-deferred financing costs	2,974	—
Deferred income tax expense (benefit)	(107,642)	25,915
Changes in assets and liabilities of continuing operations, net of the effects of acquisitions:
Accounts receivable	(499,222)	(367,066)
Supplies	(13,675)	(6,057)
Prepaid expenses and other assets	6,752	38,569
Deferred charges and other long-term assets	3,259	13,077
Accounts payable	27,823	11,240
Accrued expenses and other current liabilities	45,035	5,800
Other long-term liabilities	32,489	(9,987)
Equity compensation excess tax benefit	(1,369)	(4,477)
Loss from discontinued operations, net of income taxes	2,317	1,090

Net cash provided by continuing operating activities	447,700	510,177

Cash flows from investing activities:
Acquisitions, net of cash acquired and purchase price of adjustments	(184,870)	(410,926)
Additions to property, plant and equipment	(338,536)	(302,669)
Proceeds from sales of assets and insurance recoveries	6,051	51,134
Proceeds from sale of discontinued operations	37,196	—
(Increase) decrease in restricted funds, net	(18,495)	19,929

Net cash used in investing activities	(498,654)	(642,532)

Cash flows from financing activities:
Proceeds from long-term debt	866,948	401,938
Principal payments on debt and capital lease obligations	(743,473)	(164,918)
Purchases of treasury stock	(36,762)	(221,657)
Proceeds from exercises of stock options	22,451	87,940
Payments of financing costs	(3,568)	(2,033)
Payments to collateralize a letter of credit	—	(24,250)
Cash distributions to minority interests	(1,776)	(667)
Payments of cash dividends	(57,877)	(43,419)
Equity compensation excess tax benefit	1,369	4,477

Net cash provided by financing activities	47,312	37,411

Net decrease in cash and cash equivalents before discontinued operations	(3,642)	(94,944)
Net (decrease) increase in cash and cash equivalents from discontinued operations:
Operating activities	2,358	10,592
Investing activities	(1,715)	(1,941)
Financing activities	(96)	(25)

Net decrease in cash and cash equivalents	(3,095)	(86,318)
Cumulative effect cash adjustments	—	(36,216)
Cash and cash equivalents at beginning of period	69,909	192,443

Cash and cash equivalents at end of period	$66,814	$69,909

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$66,814	$69,909
Accounts receivable, net	633,555	704,159
Other current assets	265,606	155,657
Assets of discontinued operations	46,029	80,557
Property, plant and equipment, net	2,427,986	2,078,874
Restricted funds	58,986	45,700
Other assets	991,976	956,368

	$4,490,952	$4,091,224

Liabilities and Stockholders’ Equity
Current liabilities	$472,021	$931,795
Deferred income taxes	109,790	116,592
Other long-term liabilities and minority interests	205,972	159,483
Long-term debt	1,297,047	619,179
Stockholders’ equity	2,406,122	2,264,175

	$4,490,952	$4,091,224

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Same Hospitals*
Occupancy	44.0%	45.1%	46.1%	46.8%
Patient Days	316,831	313,709	1,195,940	1,206,064
Admissions	75,189	74,165	279,240	281,652
Adjusted Admissions	126,042	122,949	464,188	465,041
Average length of stay	4.2	4.2	4.3	4.3
Total surgeries	67,003	65,738	250,903	247,627
Outpatient Revenue percentage	49.5%	48.4%	48.6%	48.4%
Inpatient Revenue percentage	50.5%	51.6%	51.4%	51.6%

Total Hospitals*
Occupancy	43.6%	45.1%	45.0%	45.8%
Patient Days	333,857	314,959	1,348,371	1,289,712
Admissions	79,218	74,437	316,096	301,332
Adjusted Admissions	133,712	123,430	528,634	497,946
Average length of stay	4.2	4.2	4.3	4.3
Total surgeries	70,424	66,095	281,693	265,442
Outpatient Revenue percentage	50.0%	48.5%	49.8%	48.7%
Inpatient Revenue percentage	50.0%	51.5%	50.2%	51.3%

* Continuing Operations

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(unaudited, in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2006 (a)	2005 (a)	2006 (a)	2005 (a)
Net operating revenue	$1,052,733	$917,186	$4,056,599	$3,599,177

Less acquisitions, corporate and other	85,503	5,384	564,101	270,753

Same hospital net operating revenue	$967,230	$911,802	$3,492,498	$3,328,424

Income (loss) from continuing operations before income taxes	$(68,278)	$125,185	$302,173	$562,144

Add:
Interest expense	20,846	4,225	51,297	13,917
Depreciation and amortization	53,158	40,646	188,214	156,792
Refinancing and debt modification costs	—	—	7,602	—

EBITDA (b)	5,726	170,056	549,286	732,853

Bad debt reserve adjustment and gains on sales of assets and insurance recoveries, net	185,298	—	183,460	1,181

EBITDA after bad debt reserve adjustment and gains on sales of assets and insurance recoveries, net	191,024	170,056	732,746	734,034

Adjustment for acquisitions, corporate and other	10,750	18,534	17,725	42,019

Same hospital EBITDA	$201,774	$188,590	$750,471	$776,053

Same hospital EBITDA margins = Same hospital EBITDA / same hospital net operating revenue (b)	20.9%	20.7%	21.5%	23.3%

(a)	Continuing operations.

(b)	EBITDA is defined as earnings, before interest, refinancing and debt modification costs, taxes, depreciation and amortization. EBITDA margin is defined as EBITDA divided by total revenue. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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